Exhibit 10.2

Assignment Agreement

This Assignment Agreement is made the 29th of October, 2021 by and between Ameri Metro, Inc., 2575 Eastern Blvd. Suite 101, York, PA 17402, and Malibu Homes, Inc., 2575 Eastern Blvd. Suite 101, York, PA 17402.

Ameri Metro, Inc. business corporations organized and existing under the laws of the State of Delaware. and Malibu Homes, Inc. are business corporations organized and existing under the laws of the State of Pennsylvania.

On October 29, 2021, Ameri Metro executed a Real Property Purchase of Development Rights and Sale Agreement for real property located in Lucerne County, California.

Ameri Metro, Inc. desires to assign all its rights, title and interest, together with all its obligations and duties under the Agreement to Malibu Homes, Inc., for the sum of Seven-Hundred Twenty-Two Million, Seven-Hundred Thirty-Eight Thousand Dollars ($722,738,000.00), to be paid in the form of consumptive use Tokens @ $150,000 price per token, and the tokens are used as defined in W.S.34-29 106(g)(ii), not as a financial investment as defined in W.S34-29-106(g)(V). The tokens are called Ameri Coin, developed by Ameri Metro, Infrastructure Cryptocurrency, Inc. existing under the laws of the State of Delaware.

Malibu Homes, Inc. accepts such assignment, and agrees to all terms and conditions, rights, and obligations thereof.

AMERI METRO, INC.

By: Robert Choinere

Name: Robert Choinere

Title: Chief Financial Officer

Date: 10-29-2021